Exhibit 99.1

Company Contact:	Investor Relations Contact:

Ms. Teresa Zhang	Mr. Athan Dounis
Chief Financial Officer	Account Manager
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-877-224-6696 x705	Tel: +1-646-213-1916 (NY Office)
Email: teresa.zhang@chinawindsystems.com	Email: athan.dounis@ccgir.com
www.chinawindsystems.com

China Wind Systems, Inc. Reports Third Quarter 2010 results

•	Third quarter 2010 revenues increased 31.8% to $21.3 million

•	Diluted EPS rose 33.3% to $0.12 per diluted share

Wuxi, Jiangsu Province, China – November 15, 2010 – China Wind Systems, Inc. (NASDAQ: CWS), (“China Wind Systems” or the “Company”), a leading supplier of forged rolled rings and other forged components to the wind power and other industries and industrial equipment primarily to the textile industry in China, today announced its financial results for the third quarter and the nine months ended September 30, 2010.

1	Third Quarter 2010 Highlights and Recent Events

•	Net revenue increased 31.8% year over year to $21.3 million

•	Revenue from the sale of forged products to the wind power and other industries increased 40.8% year over year to $15.7 million, or 73.9% of net revenues

•	Revenue from the sale of forged products to the wind power industry increased 80.7% year over year to $12.4 million, or 58.4% of net revenue

•	Operating income increased 21.0% year over year to $4.1 million

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 28.2% year over year to $5.1 million

•	Net income increased 19.0% to $3.0 million

•	Diluted earnings per share rose 33.3% to $0.12; year ago diluted earnings per share reflects a $0.5 million deemed preferred dividend

•	In July 2010, the Company delivered the first customer shipment of its Electro-Slag Remelted (ESR) forged products

•	In August 2010, the Company received a $4.5 million contract to supply rolled rings to Luoyang Xin Qiang Lian Bearing Co., Ltd

“In the third quarter of 2010, we achieved significant progress in terms of new orders for our wind power business,” commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. “In keeping with our aim to supply high quality components to the renewable energy sector, we recently expanded into the solar market as supplier of precision components for solar cell manufacturing equipment with a $1 million conditional purchase order. We expect to receive increased interest from renewable energy players, which will be an important driver for China Wind’s future revenue and net income growth.”

Third Quarter 2010 Results

Net revenue for the third quarter of 2010 increased 31.8% to $21.3 million, compared to $16.1 million in the same period of 2009. The increase was primarily due to strong sales growth of forged rolled rings and related components for the wind power industry segment, as well as improvement in the dyeing and finishing equipment segment, which was offset by a decline in sales of forged rolled rings and other components to other industries. Revenue from the sale of forged rolled rings to the wind power industry and other industries grew 40.8% to $15.7 million, or 73.9% of net revenue, compared to $11.1 million, or 69.1% of net revenue, in the same period last year. Revenue from the sale of forged rolled rings to the wind power industry rose 80.7% to $12.4 million, representing 58.4% of net revenue, compared to $6.9 million, or 42.9% of net revenues in the comparable period last year.  Revenue from the sale of forged rolled rings to other industries decreased by 23.3% to $3.3 million, or 15.5% of net revenue, compared with $4.3 million for the comparable period of the prior year.  Revenue from the Company’s dyeing and finishing equipment segment increased 11.6% to $5.6 million, or 26.1% of net revenues, compared to $5.0 million, or 30.5% of net revenue, for the third quarter of 2009. The dyeing and finishing equipment segment improved year over year, reflecting both the effects of the Chinese government's encouragement to support textile industry in China and the recovery of the Chinese economy from the global economic downturn which was reflected in the low level of revenue during the 2009 quarter.

Gross profit for the third quarter of 2010 increased 39.4% to $5.4 million, compared to $3.9 million for the same period in the prior year. Gross margin increased 1.4 percentage points to 25.5%, compared to 24.1% for the same period in 2009. Gross margin for the Company’s forged rolled rings and other components and dyeing and finishing equipment were 26.9% and 21.4% respectively during the third quarter of 2010 compared to 25.1% and 21.7% respectively during the same quarter last year. The increase in gross margin for forged rolled rings and other components segment was largely attributable to improved operational efficiency as the Company increased capacity utilization during the quarter compared to the same period of fiscal 2010. The 0.3 percentage points decline in gross margin for the Company’s dyeing and finishing equipment segment was attributable to an increase in the cost of raw materials as well as lower sales prices due to stronger competition in the textile equipment industry in China.

Operating expenses increased 173.4% to $1.3 million, compared to $0.5 million in the comparable period last year, as a result of higher selling, general, and administrative expenses related increased payroll expenses, bad debt expenses, and professional fees.

Operating income increased 21.0% to $4.1 million, compared to $3.4 million for the same period in 2009. Operating margin was 19.5% compared to 21.2% in the third quarter last year.

EBITDA, a non-GAAP measurement, rose 28.2% to $5.1 million, compared to $4.0 million in the same period last year. The reconciliation of EBITDA to net income is discussed below.

Net income increased 19% to $3.0 million, compared to $2.5 million in the comparable period last year. During the third quarter of 2009, the Company recorded a $0.5 million in non-cash deemed preferred dividends related to the issuance of 2.4 million series A preferred shares.  Net income allocable to shareholders increased 46.0% to $3.0 million, compared to $2.0 million a year ago.  Diluted earnings per share were $0.12, compared to $0.09 in the same period of 2009.  Diluted earnings per share were calculated using weighted average shares of 25,312,979 and 23,506,936 for the three months ended September 30, 2010 and September 30, 2009, respectively.

Nine months Results

For the nine months ended September 2010, revenues increased to $57.1 million, up 51.9% from $37.6 million in the corresponding period of 2009. Gross profit increased 72.5% to $14.8 million, compared to $8.6 million in the same period one year ago.  Gross margin in the first nine months of 2010 was 26.0%, up 3.1 percentage points from 22.9% during the corresponding period in 2009. Operating income increased 59.3% to $11.1 million from $6.9 million. EBITDA, a non-GAAP measurement, rose 58.9% to $13.3 million, compared to $8.4 million in the same period last year. Net income increased 61.3% to $7.9 million, compared to $4.9 million in the comparable period last year. During the first nine months of fiscal 2009, the Company recorded a $0.5 million in non-cash deemed preferred dividends related to the issuance of 2.4 million series A preferred shares.  Net income allocable to shareholders increased 78.0% to $7.9 million, compared to $4.5 million a year ago.  Diluted earnings per share were $0.32, compared to $0.20 in the same period of 2010.  Diluted earnings per share were calculated using weighted average shares of 24,904,210 and 21,969,692 for the nine months ended September 30, 2010 and September 30, 2009, respectively.

Financial Condition

As of September 30, 2010, China Wind Systems held cash and cash equivalents of $1.8 million, accounts receivable of $8.6 million, and working capital of $8.4 million. The Company had $1.3 million in short-term loans payable, no long-term debt and stockholders’ equity stood at $57.0 million.

In the first nine months of 2010, the Company generated $7.3 million in operating cash flow and spent $9.2 million in capital expenditures, primarily for property and equipment related to the Company’s ESR production line.

Recent Events

In October 2010, the Company received a new contract to supply high-speed shafts to Nanjing Chang Feng New Energy Holdings, an electric generator manufacturer.

In November 2010, the Company received conditional purchase contract to supply precision components for solar cell manufacturing equipment.

In November 2010, the Company received another contract to supply forged rolled rings to Luoyang Xin Qiang Lian Bearing Co., Ltd., a wind power component producer.

Business Outlook

“We anticipate continued growth from our wind power business as industry analysts estimate that the Chinese government will spend as much as RMB1.5 trillion, or $224 billion, on wind power over the next decade, representing 30% of the RMB5.0 trillion planned alternative energy spending,” said Mr. Wu. “We also see potential expansion and growth opportunities in different industries within the alternative energy sector, such as our recent conditional purchase contract to supply precision components for solar cell manufacturing equipment. We already possess the required manufacturing skills due to our prior experience in manufacturing heavy machinery. Based on our customer's current estimates and anticipated order flow, if this initial order proves successful, its potential purchases on annual basis during 2011 could total between $12 million and $20 million.”

The Company maintains its 2010 revenue estimate to be in the range of $76.5 million to $85.0 million, and lowered its estimates for EBITDA, a non-GAAP measurement, to be $20.0 million from a prior range of $22.7 million to $25.2 million and net income to be $12.0 million from a prior range of $15.5 million and $16.3 million.

The Company revised its 2010 guidance as its new ESR facility took longer than anticipated to achieve target gross margins.

Conference Call

China Wind will conduct a conference call at 8:00 a.m. ET on Tuesday, November 16, 2010 to discuss results for the third quarter of fiscal 2010.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 359-2891. International callers should dial (702) 224-9578. When prompted, please enter conference passcode: 249 247 80

If you are unable to participate in the conference call at this time, a replay will be available for 14 days starting on November 16, 2010 at 9:00 a.m. ET. To access the replay, dial (800) 642-1687. International callers dial (706) 645-9291, and enter passcode: 249 247 80

About China Wind Systems, Inc.

China Wind Systems supplies precision forged components such as rolled rings, shafts and flanges to the wind power and other industries and industrial equipment primarily to the textile industry in China. With its newly finished state-of-the-art production facility, the Company has increased its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Use of Non-GAAP Financial Information

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with an understanding of how the results relate to the Company's historical performance. The non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. A reconciliation of each non-GAAP measures appear below:

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website. Any information on the Company’s website or any other website does not constitute a part of this press release.  All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

--(Financial tables below)--

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,773,709	$2,278,638
Notes receivable	353,226	329,492
Accounts receivable, net of allowance for doubtful accounts	8,631,036	6,046,422
Inventories, net of reserve for obsolete inventory	4,230,887	2,232,264
Advances to suppliers	1,506,709	450,507
Prepaid VAT on purchases	1,978,549	378,543
Prepaid expenses and other	42,994	213,835

Total Current Assets	18,517,110	11,929,701

PROPERTY AND EQUIPMENT - net	44,820,520	36,863,501

OTHER ASSETS:
Land use rights, net	3,740,686	3,729,427

Total Assets	$67,078,316	$52,522,629

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$1,343,665	$2,040,111
Accounts payable	6,880,157	3,404,521
Accrued expenses	351,863	556,662
VAT and service taxes payable	89,221	25,284
Advances from customers	237,671	143,261
Income taxes payable	1,190,504	1,018,514

Total Current Liabilities	10,093,081	7,188,353

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value (60,000,000 shares authorized, all of which were designated as as series A convertible preferred, 14,257,264 and 15,419,088 shares issued and outstanding; at September 30, 2010 and December 31, 2009, respectively)	14,257	15,419
Common stock ($0.001 par value; 150,000,000 shares authorized; 18,270,571 and 16,402,204 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively)	18,270	16,402
Additional paid-in capital	24,914,339	22,332,756
Retained earnings	26,366,830	18,595,037
Statutory reserve	1,424,971	1,252,980
Accumulated other comprehensive gain - foreign currency translation adjustment	4,246,568	3,121,682

Total Stockholders' Equity	56,985,235	45,334,276

Total Liabilities and Stockholders' Equity	$67,078,316	$52,522,629

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET REVENUES	$21,262,054	$16,132,270	$57,080,010	$37,577,167

COST OF REVENUES	15,840,889	12,242,778	42,264,893	28,986,366

GROSS PROFIT	5,421,165	3,889,492	14,815,117	8,590,801

OPERATING EXPENSES:
Depreciation	78,478	83,053	239,493	243,976
Selling, general and administrative	1,206,058	386,702	3,502,239	1,397,058

Total Operating Expenses	1,284,536	469,755	3,741,732	1,641,034

INCOME FROM OPERATIONS	4,136,629	3,419,737	11,073,385	6,949,767

OTHER INCOME (EXPENSE):
Interest income	490	530	3,212	858
Interest expense	(23,923)	(54,251)	(117,336)	(253,980)
Foreign currency loss	(6,172)	(3,395)	(13,073)	(3,406)
Grant income	132	15	49,278	146,145
Debt issuance costs	-	(2,000)	-	(14,000)

Total Other Income (Expense)	(29,473)	(59,101)	(77,919)	(124,383)

INCOME BEFORE INCOME TAXES	4,107,156	3,360,636	10,995,466	6,825,384

INCOME TAXES	1,133,566	862,199	3,051,682	1,900,354

NET INCOME	2,973,590	2,498,437	7,943,784	4,925,030

DEEMED PREFERRED STOCK DIVIDEND	-	(462,000)	-	(462,000)

NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$2,973,590	$2,036,437	$7,943,784	$4,463,030

NET INCOME	$2,973,590	$2,498,437	$7,943,784	$4,925,030

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	908,803	39,536	1,124,886	84,329

COMPREHENSIVE INCOME	$3,882,393	$2,537,973	$9,068,670	$5,009,359

NET INCOME PER COMMON SHARE:
Basic	$0.16	$0.13	$0.45	$0.29
Diluted	$0.12	$0.09	$0.32	$0.20

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	18,177,405	15,406,842	17,671,530	15,141,927
Diluted	25,312,979	23,506,936	24,904,210	21,969,692

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,943,784	$4,925,030
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	2,145,463	1,237,922
Amortization of debt discount to interest expense	44,993	32,495
Amortization of land use rights	65,042	64,794
Increase in allowance for doubtful accounts	550,006	132,073
Interest expense related to debt conversion	-	128,489
Stock-based compensation expense	478,390	157,778
Changes in assets and liabilities:
Notes receivable	(16,598)	182,322
Accounts receivable	(2,966,377)	(1,606,523)
Inventories	(1,918,385)	(1,114,510)
Prepaid value-added taxes on purchases	(1,564,513)	(312,090)
Prepaid and other current assets	174,823	(52,097)
Advances to suppliers	(1,028,678)	(152,139)
Due from related party	-	438,436
Accounts payable	3,345,974	162,519
Accrued expenses	(212,262)	266,205
VAT and service taxes payable	62,311	118,609
Income taxes payable	148,220	291,746
Advances from customers	89,848	19,750

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,342,041	4,920,809

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,212,125)	(6,485,956)

NET CASH USED IN INVESTING ACTIVITIES	(9,212,125)	(6,485,956)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	1,320,345	1,213,689
Repayment of loans payable	(2,090,460)	-
Proceeds from sale of preferred stock, net	-	1,098,000
Proceeds from exercise of warrants	2,100,000	83,112

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,329,885	2,394,801

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	35,270	720

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(504,929)	830,374

CASH AND CASH EQUILAVENTS - beginning of year	2,278,638	328,614

CASH AND CASH EQUIVALENTS - end of period	$1,773,709	$1,158,988

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$74,486	$83,782
Income taxes	$2,903,462	$1,623,260

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount for grant of warrants	$-	$92,985
Deemed preferred stock dividend reflected in paid-in capital	$-	$462,000
Series A preferred converted to common shares	$2,911	$669
Reclassification of common stock to paid-in capital due to reverse split	$-	$30,926
Common stock issued for debt	$-	$152,963
Common stock issued for future service	$3,900	$46,667

China Wind Systems, Inc. and Subsidiaries

Reconciliation of Net Income to EBITDA

(USD)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2009	2010	2009
Net income from consolidated statement of income	2,973,590	2,498,437	$7,943,784	4,925,030
Income tax expense	1,133,566	862,199	3,051,682	1,900,354
Interest expense(net of interest income)	23,433	53,721	114,124	253,122
Depreciation and amortization	966,618	562,398	2,210,505	1,302,716
EBITDA	5,097,207	3,976,755	13,320,095	8,381,222

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